Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Dated July 28, 2008

Relating to
Preliminary Prospectus Supplement dated July 28, 2008 to
Registration Statement No. 333-130036

On XL Capital Ltd’s (the “Registrant”) quarterly results conference call on July 28, 2008, Michael S. McGavick, the Registrant’s Chief Executive Officer, stated that 13 counterparties, representing a substantial majority of Security Capital Assurance Ltd’s (“SCA”) total notional amount of asset-backed security collateralized debt obligation (“ABS CDO”) exposure (exclusive of SCA’s Merrill Lynch ABS CDO exposure) and approximately 97% of the total notional amount of ABS CDOs written by SCA prior to its initial public offering have become parties to the Master Commutation, Release and Restructuring Agreement (the “SCA Agreement”), dated as of July 28, 2008, by and among the Registrant, XL Insurance (Bermuda) Ltd, XL Reinsurance America Inc., X.L. Global Services, Inc., XL Services (Bermuda) Ltd and X.L. America, Inc. and SCA and certain of SCA’s subsidiaries. As previously disclosed, additional counterparties may become parties to the SCA Agreement up to and including the closing under the SCA Agreement.

XL Capital Ltd has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents XL Capital Ltd has filed with the SEC for more complete information about XL Capital Ltd and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, XL Capital Ltd, any underwriter or any dealer participating in these offerings will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or UBS Investment Bank toll-free at (888) 827-7275.